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Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * * * *

        AIRCRAFT BRAKING CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the sole stockholder of said Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporationn of said corporation:

    RESOLVED, that the Certificate of Incorporation of Aircraft Braking Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

    "FIRST: The name of the corporation is: Aircraft Braking Systems Corporation."

        SECOND: That in lieu of a meeting and vote of stockholder have given unanimous written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Bernard L. Schwartz, its Chairman of the Board and attested by Lisa F. Stein, its Assistant Secretary, this 30th day of May, 1989.

By	/s/ BERNARD L. SCHWARTZ Chairman of the Board

ATTEST:

By	/s/ LISA F. STEIN Assistant Secretary

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  Exhibit 3.4